Exhibit 99.1
FOR IMMEDIATE RELEASE                                                                         Contact: Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces Fourth Quarter Results

Torrance, California - April 19, 2013 - Virco Mfg. Corporation (NASDAQ: VIRC) today announced fourth quarter and year-end results in the following letter to stockholders from Robert A. Virtue, President and CEO:

Despite continued softness and volatility in our core K-12 public school market, the structural changes we made over a year ago allowed us to reduce our operating loss by almost $10,000,000 in fiscal 2012. For the year, sales decreased by 4.5% from $166,441,000 to $158,856,000. Our net loss decreased from $13,803,000 in 2011 to $3,830,000 in 2012.

Results in the fourth quarter reflected the ongoing volatility and weaker demand in our market. Partly due to internal cost-saving measures including discretionary plant furloughs in December, shipments for the quarter declined from $26,294,000 in 2011 to $18,154,000 in 2012. However, incoming order rates for the quarter were 8% higher than in the fourth quarter of the previous year, allowing us to enter fiscal 2013 with a larger backlog. As more of our business shifts to furnishing newly-constructed schools versus day-to-day replacement of existing classroom furniture, we expect this volatility in shipments and incoming orders to continue, overlaid as always on our strong seasonal pattern of peak summer deliveries and lower fall, winter, and spring shipments.

As previously discussed in the Company's Form 10-K for the year ended January 31, 2012, in the fall of 2011Virco implemented a voluntary separation program that provided for early retirement and severance payments based on years of service to employees who voluntarily elected to retire. At the beginning of the 2011 fiscal year, the Company had approximately 1,045 employees. At January 31, 2012, after the effect of the voluntary retirement program coupled with attrition, the Company employed approximately 825 persons, a 20% reduction. As a result of attrition and other measures, by January 31, 2013 the number of full time employees declined to 760. As noted above, cost savings from these staff reductions along with pricing initiatives and stable raw material costs allowed us to reduce operating losses by almost $10,000,000 compared to the prior year. In addition to the improvements in pricing and cost structure, 2012 results benefited from relative stability for raw material costs. The stable raw material costs allowed for pricing improvements and cost reductions to directly benefit gross margin. This stability was a significant improvement compared to 2011, when steel increased by approximately 30% during the critical second quarter and certain plastics increased by nearly 30% over the second and third quarters.

Here are the numbers for the 4th quarter and the full fiscal year 2012:

	Three Months Ended		Twelve Months Ended
	1/31/2013	1/31/2012	1/31/2013	1/31/2012
	(In thousands, except share data)

Net sales	$18,154	$26,294	$158,856	$166,441
Cost of sales	15,754	20,837	107,304	118,283
Gross profit	2,400	5,457	51,552	48,158
Selling, general administrative & other expense	11,638	13,484	55,591	61,906
Loss before income taxes	(9,238)	(8,027)	(4,039)	(13,748)
Income tax expense (benefits)	(280)	(191)	(209)	55
Net loss	$(8,958)	$(7,836)	$(3,830)	$(13,803)

Cash dividend declared	$—	$—	$—	$0.05

Net loss per share - basic (a)	$(0.62)	$(0.55)	$(0.27)	$(0.97)

Weighted average shares outstanding - basic (a)	14,441	14,285	14,387	14,235

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2013		1/31/2012
Current assets	$36,962			$45,808
Non-current assets	45,201		48,417
Current liabilities	24,436		27,210
Non-current liabilities	30,707		36,119
Stockholders' equity	27,020		30,896

Our efforts are not only limited to cost controls. We continue to focus on strengthening our balance sheet and our brand. One of our core strategies is to source as much product as is economically practical from our own U.S. factories. We note with interest the recent enthusiasm for what has been variously termed 'onshoring' or 'insourcing.' As a manufacturer who continues to invest in our domestic factories, we have found innovative ways of adding value for our customers through the use of quality raw materials, expanded offerings of custom colors and configurations, and timely delivery. All of these activities are easier to manage with the shorter supply chain of our vertical business model. Also, based on recent public bid recapitulations, we see further confirmation that this U.S.-based vertical model is returning to global cost leadership.

We cannot predict how long the underlying challenges facing our market will persist. For this reason, we continue to evaluate cost-saving initiatives in an effort to return the Company to profitability at reduced sales volumes. As discussed in prior communications, longer-term underlying demographic trends remain favorable. Annual births in the U.S. are now slightly above their average of 4 million during each of the 19 years of the famed “Baby Boom” (1945-1964). We are encouraged by recent strengthening of the housing market. New home construction and community development have long been two of the best proxies for future school furniture and equipment demand, and both are again trending up. Nonetheless, funding for education and educational furniture and equipment will likely be constrained until spending priorities and structural budget challenges are resolved. We support the general consensus that education is the most positive response to our country's current challenges and look forward to supplying America's schools with 21st Century furniture and equipment solutions.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; the educational furniture industry; international markets; product sourcing; raw material costs; state and municipal bond funding; order rates; shipments; cost control initiatives; operating efficiencies; supply chains; the Company's domestic factories; new school construction and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; our ability to access cash under our credit facility; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2013, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing